Exhibit 4.3

TINTRI, INC.

INDUCEMENT PLAN

NOTICE OF STOCK OPTION GRANT AND STOCK OPTION AGREEMENT

Capitalized terms that are not defined in this Notice of Stock Option Grant and Stock Option Agreement (the “Notice of Grant”), the Terms and Conditions of Stock Option Grant, or any of the exhibits to these documents (all together, the “Agreement”) have the meanings given to them in the Tintri, Inc. Inducement Plan (the “Plan”).

The Participant has been granted an Option according to the terms below and subject to the terms and conditions of the Plan and this Agreement:

Participant

Grant Number

Grant Date

Vesting Start Date

Number of Shares Granted

Exercise Price per Share

Total Exercise Price

Type of Option	Nonstatutory Stock Option

Expiration Date

Vesting Schedule:

Unless the vesting is accelerated, this Option will be exercisable to the extent vested on the following schedule:

[If the Participant continues to be a Service Provider through each such date, 25% of the Shares subject to this Option will vest on the first anniversary of the Vesting Start Date and 1/48th of the Shares subject to this Option will vest each month thereafter on the same day of the month as the Vesting Start Date (and if there is no corresponding day of the month, the last day of that month). All vesting will be rounded in accordance with Section 3(f) of the Plan.]

If the Participant ceases to be a Service Provider for any or no reason before he or she fully vests in this Option, the unvested portion of this Option will terminate according to the terms of Section 4 of this Agreement.

Exercise of Option:

(a)	If the Participant dies or his or her status as a Service Provider is terminated due to his or her Disability, the vested portion of this Option will remain exercisable for 12 months after the Termination of Status Date. For any other termination of status as a Service Provider, the vested portion of this Option will remain exercisable for 3 months after the Termination of Status Date.

(b)	If there is a Change in Control or merger of the Company, Section 13 of the Plan may further limit this Option’s exercisability.

(c)	Notwithstanding anything to the contrary in this Agreement, this Option will not be exercisable after the Expiration Date, unless Section 4(f) of the Plan (which tolls expiration in very limited cases when there are legal restrictions on exercise) permits later exercise.

The Participant’s signature below indicates that:

(a)	He or she agrees that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement, including their exhibits and appendices.

(b)	He or she understands that the Company is not providing any tax, legal, or financial advice and is not making any recommendations regarding his or her participation in the Plan or his or her acquisition or sale of Shares.

(c)	He or she has reviewed the Plan and this Agreement, has had an opportunity to obtain the advice of personal tax, legal, and financial advisors prior to signing this Agreement, and fully understands all provisions of the Plan and Agreement. He or she will consult with his or her own personal tax, legal, and financial advisors before taking any action related to the Plan.

(d)	He or she has read and agrees to each provision of Section 11 of this Agreement.

(e)	He or she will notify the Company of any change to the contact address below.

PARTICIPANT

Signature

Address:

EXHIBIT A

TERMS AND CONDITIONS OF STOCK OPTION GRANT

1. Grant. The Company grants the Participant an Option to purchase Shares of Common Stock as described in the Notice of Grant. If there is a conflict between the Plan, this Agreement, or any other agreement with the Participant governing this Option, those documents will take precedence and prevail in the following order: (a) the Plan, (b) the Agreement, and (c) any other agreement between the Company and the Participant governing this Option.

2. Vesting. This Option will only be exercisable (also referred to as vested) under the Vesting Schedule in the Notice of Grant, Section 3 of this Agreement, or Section 13 of the Plan. Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest unless the Participant continues to be a Service Provider until the time such vesting is scheduled to occur. The Administrator may modify the Vesting Schedule according to its authority under the Plan if the Participant takes a leave of absence or has a reduction in hours worked.

3. Administrator Discretion. The Administrator may accelerate the vesting of any portion of this Option. In that case, this Option will be vested as of the date and to the extent specified by the Administrator.

4. Forfeiture upon Termination of Status as a Service Provider. Upon the Participant’s termination as a Service Provider for any reason, this Option will immediately stop vesting and any portion of this Option that has not yet vested will be immediately forfeited for no consideration upon: (a) the 30th day following the Termination of Status Date (or any earlier date on or following the Termination of Status Date determined by the Administrator) if Participant’s termination as a Service Provider is due to the Participant’s death or (b) the Termination of Status Date if Participant’s termination as a Service Provider is for any reason other than the Participant’s death, in all cases, subject to Applicable Laws. The date of the Participant’s termination as a Service Provider is detailed in Section 3(c) of the Plan.

5. Death of Participant. Any distribution or delivery to be made to the Participant under this Agreement will, if he or she is then deceased, be made to the administrator or executor of his or her estate or, if the Administrator permits, his or her designated beneficiary. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations that apply to the transfer.

6. Exercise of Option.

(a) Right to Exercise. This Option may be exercised only before its Expiration Date (except for the limited circumstances described in Section 4(f) of the Plan) and only under the Plan and this Agreement.

(b) Method of Exercise. To exercise this Option, the Participant must deliver and the Administrator must receive an exercise notice according to procedures determined by the Administrator. The exercise notice must:

(i) state the number of Shares as to which this Option is being exercised (“Exercised Shares”),

(ii) make any representations or agreements required by the Company,

(iii) be accompanied by a payment of the total exercise price for all Exercised Shares, and

(iv) be accompanied by a payment of all required Tax-Related Items (defined in Section 8(a) of this Agreement) for all Exercised Shares.

The Option is exercised when both the exercise notice and payments due under Sections 6(b)(iii) and 6(b)(iv) have been received by the Company for all Exercised Shares. The Administrator may designate a particular exercise notice to be used, but until a designation is made, the exercise notice attached to this Agreement as Exhibit C may be used.

7. Method of Payment. The Participant may pay the exercise price for Exercised Shares by any of the following methods or a combination of methods:

(a) cash;

(b) check;

(c) wire transfer;

(d) consideration received by the Company under a formal cashless exercise program adopted by the Company; or

(e) surrender of other Shares, as long as the Company determines that accepting such Shares does not result in any adverse accounting consequences to the Company. If Shares are surrendered, the value of those Shares will be the Fair Market Value for those Shares on the date they are surrendered.

A non-U.S. resident’s methods of exercise may be restricted by the terms and condition of any appendix to this Agreement for the Participant’s country (the “Appendix”).

8. Tax Obligations.

(a) Tax Withholding.

(i) No Shares will be issued to the Participant until he or she makes satisfactory arrangements (as determined by the Administrator) for the payment of income, employment, social insurance, National Insurance Contributions, payroll tax, fringe benefit tax, payment on account, or other tax-related items related to his or her participation in the Plan and legally applicable to him or her that the Administrator determines must be withheld (“Tax-Related Items”), including those that result from the grant, vesting, or exercise of this Option, the subsequent sale of Shares acquired under this Option or the receipt of any dividends. If the Participant is a non-U.S. employee, the method of payment of Tax-Related Items may be restricted by any Appendix. If the Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items under this Agreement at the time of an attempted Option exercise, the Company may refuse to honor the exercise and refuse to deliver the Shares.

(ii) The Company has the right (but not the obligation) to satisfy any Tax-Related Items by withholding from proceeds of a sale of Shares acquired upon the exercise of this Option arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent, and this will be the method by which such tax withholding obligations are satisfied, subject to Applicable Laws.

(iii) The Company has the right (but not the obligation) to satisfy any Tax-Related Items by reducing the number of Shares otherwise deliverable to the Participant), and this will be the method by which such tax withholding obligations are satisfied until the Company determines otherwise, subject to Applicable Laws.

(iv) The Participant authorizes the Company and/or any member(s) of the Company Group for whom he or she is performing services (each, an “Employer”) to withhold any Tax-Related Items legally payable by the Participant from his or her wages or other cash compensation paid to the Participant by the Company and/or the Employer(s) or from proceeds of the sale of Shares.

(v) Further, if the Participant is subject to taxation in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, the Company and/or the Employer(s) or former Employer(s) may withhold or account for tax in greater than one jurisdiction.

(vi) Regardless of any action of the Company or the Employer(s), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer(s). The Participant further acknowledges that the Company and the Employer(s) (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate his or her liability for Tax-Related Items or achieve any particular tax result.

(b) Tax Reporting. This Section 8(b) applies if the Participant is a U.S. taxpayer.

9. Forfeiture or Clawback. This Option (including any proceeds, gains or other economic benefit received by the Participant from any subsequent sale of Shares resulting from the exercise) will be subject to any compensation recovery or clawback policy implemented by the Company before or after the date of this Agreement to comply with the requirements of Applicable Laws.

10. Rights as Stockholder. The Participant’s rights as a stockholder of the Company (including the right to vote and to receive dividends and distributions) will not begin until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.

11. Acknowledgements and Agreements. The Participant’s signature on the Notice of Grant accepting this Option indicates that:

(a) HE OR SHE ACKNOWLEDGES AND AGREES THAT THE VESTING OF THIS OPTION IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AND THAT BEING HIRED, GRANTED THIS OPTION, AND EXERCISING THE OPTION WILL NOT RESULT IN VESTING.

(b) HE OR SHE FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION AND AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND DOES NOT INTERFERE IN ANY WAY WITH HIS OR HER RIGHT OR THE RIGHT OF THE EMPLOYER(S) TO TERMINATE HIS OR HER RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE, SUBJECT TO APPLICABLE LAWS.

(c) The Participant agrees that this Agreement and its incorporated documents reflect all agreements on its subject matters and that he or she is not accepting this Agreement based on any promises, representations, or inducements other than those reflected in the Agreement.

(d) The Participant understands that exercise of this Option is governed strictly by Sections 6, 7, and 8 of this Agreement and that failure to comply with those Sections could result in the expiration of this Option, even if an attempt was made to exercise.

(e) The Participant agrees that the Company’s delivery of any documents related to the Plan or this Option (including the Plan, the Agreement, the Plan’s prospectus and any reports of the Company provided generally to the Company’s stockholders) to him or her may be made by electronic delivery, which may include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail, or any other means of electronic delivery specified by the Company. If the attempted electronic delivery of such documents fails, the Participant will be provided with a paper copy of the documents. The Participant acknowledges that he or she may receive from the Company a paper copy of any documents that were delivered electronically at no cost to him or her by contacting the Company by telephone or in writing. The Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents.

(f) The Participant may deliver any documents related to the Plan or this Option to the Company by e-mail or any other means of electronic delivery approved by the Administrator, but he or she must provide the Company or any designated third party administrator with a paper copy of any documents if his or her attempted electronic delivery of such documents fails.

(g) The Participant accepts that all good faith decisions or interpretations of the Administrator regarding the Plan and Awards under the Plan are binding, conclusive, and final. No member of the Administrator will be personally liable for any such decisions or interpretations.

(h) The Participant agrees that the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan.

(i) The Participant agrees that the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past.

(j) The Participant agrees that any decisions regarding future Awards will be in the Company’s sole discretion.

(k) The Participant agrees that he or she is voluntarily participating in the Plan.

(l) The Participant agrees that this Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation.

(m) The Participant agrees that this Option, any Shares acquired under the Plan, and their income and value of same, are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits, or similar payments.

(n) The Participant agrees that the future value of the Shares underlying this Option is unknown, indeterminable, and cannot be predicted with certainty.

(o) The Participant understands that if the underlying Shares do not increase in value, this Option will have no intrinsic monetary value.

(p) The Participant understands that if this Option is exercised, the value of each Share received on exercise may increase or decrease in value, even below the Exercise Price per Share.

(q) The Participant agrees that, for purposes of this Option, his or her engagement as a Service Provider is terminated as of the Termination of Status Date (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where he or she is a Service Provider or the terms of his or her service agreement, if any), unless otherwise expressly provided in this Agreement or determined by the Administrator.

(r) The Participant agrees that any right to vest in this Option terminates as of the Termination of Status Date and will not be extended by any notice period (e.g., the period that he or she is a Service Provider would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws (including common law, if applicable) in the jurisdiction where he or she is a Service Provider or by his or her service agreement or employment agreement, if any, unless he or she is providing bona fide services during such time).

(s) The Participant agrees that the period during which the Participant may exercise the vested portion of this Option after a termination of his or her status as a Service Provider (if any) will start as of the Termination of Status Date (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where he or she is a Service Provider or the terms of his or her service agreement, if any), unless otherwise expressly provided in this Agreement or determined by the Administrator or required by Applicable Laws.

(t) The Participant agrees that the Administrator has the exclusive discretion to determine when he or she is no longer actively providing services for purposes of this Option (including whether he or she is still considered to be providing services while on a leave of absence).

(u) The Participant agrees that no member of the Company Group is liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of this Option or of any amounts due to him or her from the exercise of this Option or the subsequent sale of any Shares acquired upon exercise.

(v) The Participant has read and agrees to the Data Privacy Provisions of Section 12 of this Agreement.

(w) The Participant agrees that he or she has no claim or entitlement to compensation or damages from any forfeiture of this Option resulting from the termination of his or her status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where he or she is a Service Provider or the terms of his or her service agreement, if any), and in consideration of the grant of this Option to which he or she is otherwise not entitled, he or she irrevocably agrees never to institute any claim against the Company or any member of the Company Group, waives his or her ability (if any) to bring any such claim, and releases the Company and all members of the Company Group from any such claim. If any such claim is nevertheless allowed by a court of competent jurisdiction, then the Participant’s participation in the Plan constitutes his or her irrevocable agreement to not pursue such claim and to execute any and all documents necessary to request dismissal or withdrawal of such claim.

12. Data Privacy.

(a) The Participant voluntarily consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other Award materials (“Data”) by and among, as applicable, the Employer(s), the Company and any member of the Company Group for the exclusive purpose of implementing, administering, and managing his or her participation in the Plan.

(b) The Participant understands that the Company and the Employer(s) may hold certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all equity awards or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the exclusive purpose of implementing, administering, and managing the Plan.

(c) The Participant understands that Data will be transferred to one or more a stock plan service provider(s) selected by the Company, which may assist the Company with the implementation, administration, and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than his or her country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.

(d) The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that if he or she resides in certain jurisdictions outside the United States, to the extent required by Applicable Laws, he or she may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting this Option, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing these consents on a purely voluntary basis. If the Participant does not consent or if he or she later seeks to revoke his or her consent, his or her engagement as a Service Provider with the Employer(s) will not be adversely affected; the only consequence of refusing or withdrawing his or her consent is that the Company will not be able to grant him or her awards under the Plan or administer or maintain awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan (including the right to retain this Option). The Participant understands that he or she may contact his or her local human resources representative for more information on the consequences of his or her refusal to consent or withdrawal of consent.

13. Miscellaneous

(a) Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company at Tintri, Inc., 303 Ravendale Drive, Mountain View, CA 94043 until the Company designates another address in writing.

(b) Non-Transferability of Option. This Option may not be transferred other than by will or the laws of descent or distribution and may be exercised during the lifetime of the Participant only by him or her or his or her representative following a Disability.

(c) Binding Agreement. If this Option is transferred, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties to this Agreement.

(d) Additional Conditions to Issuance of Stock. If the Company determines that the listing, registration, qualification, or rule compliance of the Common Stock on any securities exchange or under any state, federal, or foreign law or the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his or her estate), the Company will try to meet the requirements of any such state, federal, or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange, but the Shares will not be issued until such conditions have been met in a manner acceptable to the Company.

(e) Captions. Captions provided in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

(f) Agreement Severable. If any provision of this Agreement is held invalid or unenforceable, that provision will be severed from the remaining provisions of this Agreement and the invalidity or unenforceability will have no effect on the remainder of the Agreement.

(g) Non-U.S. Appendix. This Option is subject to any special terms and conditions set forth in any Appendix. If the Participant relocates to a country included in the Appendix, the special terms and conditions for that country will apply to him or her to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.

(h) Choice of Law; Choice of Forum. The Plan, this Agreement, this Option, and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under the Plan, the Participant’s acceptance of this Option is his or her consent to the jurisdiction of the State of Delaware and his or her agreement that any such litigation will be conducted in the Delaware Court of Chancery or the federal courts for the United States for the District of Delaware and no other courts, regardless of where he or she is performing services.

(i) Modifications to the Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. The Company reserves the right to revise the Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Code Section 409A, to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection with this Option, or to comply with other Applicable Laws.

(j) Waiver. The Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement by him or her.

EXHIBIT B

APPENDIX TO STOCK OPTION AGREEMENT

Terms and Conditions

This Appendix to Stock Option Agreement (the “Appendix”) includes additional terms and conditions that govern this Option granted to the Participant under the Plan if he or she resides in one of the countries listed below on the Grant Date or he or she moves to one of the listed countries.

Notifications

This Appendix may also include information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other Applicable Laws in effect in the respective countries as of March 2018. Such Applicable Laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Participant sells Shares acquired under the Plan.

In addition, the information contained in this Appendix is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure him or her of a particular result. The Participant is advised to seek appropriate professional advice as to how the Applicable Laws in his or her country may apply to his or her situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently working, transfers employment after this Option is granted, or is considered a resident of another country for local law purposes, the information in this Appendix may not apply to him or her, and the Administrator will determine to what extent the terms and conditions in this Appendix apply.

Countries

EXHIBIT C

TINTRI, INC.

INDUCEMENT PLAN

EXERCISE NOTICE

Tintri, Inc.

303 Ravendale Drive

Mountain View, CA 94043

Attention: Stock Administration

Purchaser Name:

Grant Date of Stock Option (the “Option”):

Grant Number:

Exercise Date:

Number of Shares Exercised:

Per Share Exercise Price:

Total Exercise Price:

Exercise Price Payment Method:

Tax-Related Items Payment Method:

The information in the table above is incorporated in this Exercise Notice.

1. Exercise of Option. Effective as the Exercise Date, I elect to purchase the Number of Shares Exercised (“Exercised Shares”) under the Stock Option Agreement for the Option (the “Agreement”) for the Total Exercise Price. Capitalized terms used but not defined in this Exercise Notice have the meanings given to them in the Inducement Plan (the “Plan”) and/or the Agreement.

2. Delivery of Payment. With this Exercise Notice, I am delivering the Total Exercise Price and any required Tax-Related Items to be paid in connection with purchase of the Exercised Shares. I am paying my total purchase price by the Exercise Price Payment Method and the Tax-Related Items by the Tax-Related Items Payment Method.

3. Representations of Purchaser. I acknowledge that:

(a) I have received, read, and understood the Plan and the Agreement and agree to be bound by their terms and conditions.

(b) The exercise will not be completed until this Exercise Notice, Total Exercise Price, and all Tax-Related Payments are received by the Company.

(c) I have no rights as a stockholder of the Company (including the right to vote and receive dividends and distributions) on the Exercised Shares until the Exercised Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.

(d) No adjustment will be made for a dividend or other right for which the record date is before the date of issuance, except for adjustments under Section 12 of the Plan.

(e) There may be adverse tax consequences to exercising the Option, and I am not relying on the Company for tax advice and have had an opportunity to obtain the advice of personal tax, legal, and financial advisors prior to exercising.

(f) The modification and choice of law provisions of the Agreement also govern this Exercise Notice.

4. Entire Agreement; Governing Law. The Plan and the Agreement are incorporated by reference. This Exercise Notice, the Plan, and the Agreement are the entire agreement of the parties with respect to the Options and this exercise and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to their subject matter.

Submitted by:

PURCHASER

Signature

Address: